Exhibit 99.1

American States Water Company Announces Approval by the CPUC of New Rates at GSWC’s Bear Valley Electric Service Division

SAN DIMAS, Calif.--(BUSINESS WIRE)--November 18, 2014--American States Water Company (NYSE:AWR) announced that the California Public Utilities Commission (“CPUC”) recently issued a final decision adopting the settlement agreement between Golden State Water Company (“GSWC”), a subsidiary of AWR, and all the parties involved in the general rate case for GSWC’s electric division, Bear Valley Electric Service (“BVES”), on the revenue requirement in the case. The final decision sets new rates for the years 2013–2016 providing for modest increases in customer rates. While the new rates are retroactive to January 1, 2013, they are not expected to materially impact GSWC’s 2014 – 2016 earnings.

Among other things, the settlement agreement authorizes a return on equity of 9.95% with a corresponding return on rate base of 8.60%, and approves $11 million of capital projects for 2013 – 2016. The final decision also authorized approximately $8.5 million of additional capital projects to be filed for revenue recovery with advice letters when those projects are completed.

BVES provides electric services to approximately 24,000 customers in the City of Big Bear Lake and surrounding areas in San Bernardino County. Commenting on the final decision, Robert J. Sprowls, President and Chief Executive Officer, stated, “The CPUC’s approval of our electric rate case will allow us to continue to serve our customers the best way possible by investing in infrastructure that provides important upgrades and programs to strengthen safety and reliability, while keeping customer rates relatively unchanged. As we have stated before, a fair and equitable regulatory process is good for customers and shareholders alike.”

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 257,000 customers located within 75 communities throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President, Chief Financial Officer,
Treasurer and Corporate Secretary
(909) 394-3600, extension 707